UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DATADOG, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Datadog, Inc.

620 8th Avenue, 45th Floor

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 11, 2020

To the Stockholders of Datadog, Inc.:

On behalf of our board of directors, it is our pleasure to cordially invite you to attend the Annual Meeting of Stockholders of Datadog, Inc., a Delaware corporation. The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/DDOG2020, originating from New York, New York, on Thursday, June 11, 2020 at 1:00 p.m., Eastern Time. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Further, we believe the virtual meeting format is even more critical in light of the recent COVID-19 pandemic, as the safety of our employees, communities and stockholders is our first priority. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. We recommend that you log in a few minutes before 1:00 p.m., Eastern Time, on June 11, 2020 to ensure you are logged in when the Annual Meeting starts.

The Annual Meeting will be held for the following purposes:

1.	To elect three Class I directors, Olivier Pomel, Dev Ittycheria and Shardul Shah, each to hold office until our Annual Meeting of Stockholders in 2023;

2.	To ratify the selection by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

3.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 14, 2020. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Laszlo Kopits
General Counsel and Secretary

New York, New York

April 24, 2020

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online at the Annual Meeting, you may vote your shares in advance of the Annual Meeting through the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card.

Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

-i-

Datadog, Inc.

620 8th Avenue, 45th Floor

New York, New York 10018

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 11, 2020 at 1:00 p.m., Eastern Time

Our board of directors is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Datadog, Inc., a Delaware corporation, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/DDOG2020, originating from New York, New York, on Thursday, June 11, 2020 at 1:00 p.m., Eastern Time, and any adjournment or postponement thereof. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Further, we believe the virtual meeting format is even more critical in light of the recent COVID-19 pandemic, as the safety of our employees, communities and stockholders is our first priority. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

For the Annual Meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), to our stockholders primarily via the internet. On or about April 24, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or by email by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our Annual Meeting.

Only stockholders of record at the close of business on April 14, 2020 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 156,294,652 shares of Class A common stock and 142,588,212 shares of Class B common stock outstanding and entitled to vote (together, the “common stock”). Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. The holders of shares of common stock will vote together as a single class on all matters submitted to a vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours for ten days before the Annual Meeting at our address above. To the extent office access is impracticable due to the recent COVID-19 pandemic, you may email us at IR@datadoghq.com for alternative arrangements. The stockholder list will also be available online during the Annual Meeting. For instructions on how to attend the Annual Meeting, please see the instructions at www.virtualshareholdermeeting.com/DDOG2020 and on page 2 of this proxy statement.

In this proxy statement, we refer to Datadog, Inc. as “Datadog,” “we” or “us” and the board of directors of Datadog as “our board of directors.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended December 31, 2019, accompanies this proxy statement. You also may obtain a copy of the Annual Report without charge by emailing IR@datadoghq.com.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 24, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, after ten calendar days have passed since our first mailing of the Notice.

How do I attend, participate in, and ask questions during the Annual Meeting?

We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/DDOG2020. The meeting will start at 1:00 p.m., Eastern Time, on Thursday, June 11, 2020. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to enter the Annual Meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/DDOG2020. We recommend that you log in a few minutes before 1:00 p.m., Eastern Time to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.

If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/DDOG2020 using your control number, type your question into the “Ask a Question” field, and click “Submit.”

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

•	You may submit questions and comments electronically through the meeting portal during the Annual Meeting.

•	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.

•	Please direct all questions to Olivier Pomel, our Chief Executive Officer.

•	Please include your name and affiliation, if any, when submitting a question or comment.

•	Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.

•	Questions may be grouped by topic by our management.

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Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•	Be respectful of your fellow stockholders and Annual Meeting participants.

•	No audio or video recordings of the Annual Meeting are permitted.

What if I have technical difficulties or trouble accessing the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/DDOG2020 or at www.proxyvote.com. Technical support will be available starting at 12:00 p.m., Eastern Time on June 11, 2020.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date, April 14, 2020, will be entitled to vote at the Annual Meeting. On the Record Date, there were 156,294,652 shares of Class A common stock and 142,588,212 shares of Class B common stock outstanding and entitled to vote.

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Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

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Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from such organization and after obtaining a valid proxy from your broker, bank or other agent.

How many votes do I have?

Each holder of shares of our Class A common stock will have one vote per share of Class A common stock held as of the Record Date, and each holder of shares of our Class B common stock will have ten votes per share of Class B common stock held as of the Record Date. The holders of the shares of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1: Election of three Class I directors, each to hold office until our annual meeting of stockholders in 2023; and

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Proposal 2: Ratification of the selection by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

What if another matter is properly brought before the Annual Meeting?

Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

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Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.

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To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/DDOG2020, starting at 1:00 p.m., Eastern Time on Thursday, June 11, 2020. The webcast will open 15 minutes before the start of the Annual Meeting.

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To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on Wednesday, June 10, 2020 to be counted.

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To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on Wednesday, June 10, 2020 to be counted.

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To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must follow the instructions from your broker, bank or other agent and will need to obtain a proxy issued in your name from that record holder.

Internet voting during the Annual Meeting and/or internet proxy voting in advance of the Annual Meeting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your vote instructions. Please be aware that you must bear any costs associated with your internet access.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone, using a printed proxy card or online during the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

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Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, then yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:

•	Submit another properly completed proxy card with a later date.

•	Grant a subsequent proxy by telephone or through the internet.

•	Send a timely written notice that you are revoking your proxy to our Secretary via email at IR@datadoghq.com.

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Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your most current proxy card or telephone or internet proxy is the one that is counted.

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Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner and your shares are held in “street name” by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors: “FOR” the election of each of the three nominees for director and “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If I am a beneficial owner of shares held in “street name” and I do not provide my broker, bank or other agent with voting instructions, what happens?

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may vote your shares on Proposal 2. Your broker or nominee, however, may not vote your shares on Proposal 1 without your instructions. Such an event would result in a “broker non-vote” and these shares will not be counted as having been voted on Proposal 1. Please instruct your bank, broker or other agent to ensure that your vote will be counted.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

As a reminder, if you a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from such organization.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “FOR,” “WITHHOLD” and broker non-votes; and, with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, votes “FOR,” “AGAINST” and abstentions.

How many votes are needed to approve each proposal?

Proposal	Vote Required for Approval	“Withhold” Vote	Abstentions	Broker Non-Votes
1. Election of directors	The three nominees receiving the most “FOR” votes will be elected.	No effect	Not applicable	No effect

2. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	Must receive “FOR” votes from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter.	Not applicable	Against	Not applicable

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the Annual Meeting by virtual attendance or represented by proxy. On the Record Date, there were 156,294,652 shares of our Class A common stock and 142,588,212 shares of our Class B common stock outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of the shares present at the Annual Meeting by virtual attendance or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual

Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 25, 2020, to our Secretary at 620 8th Avenue, 45th Floor, New York, New York 10018, Attention: Secretary.

Pursuant to our amended and restated bylaws, if you wish to submit a proposal (including a director nomination) at the 2021 annual meeting that is not to be included in next year’s proxy materials, you must do so not later than the close of business on March 12, 2021 nor earlier than the close of business on February 11, 2021. However, if the date of our 2021 annual meeting is not held between May 12, 2021 and July 11, 2021, to be timely, notice by the stockholder must be received (A) not earlier than the close of business on the 120th day prior to the 2021 annual meeting and (B) not later than the close of business on the later of the 90th day prior to the 2021 annual meeting or, if later than the 90th day prior to the 2021 annual meeting, the 10th day following the day on which public announcement of the date of the 2021 annual meeting is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election.

Our directors are divided into the three classes as follows:

•	Class I directors: Olivier Pomel, Dev Ittycheria and Shardul Shah, whose terms will expire at the upcoming Annual Meeting;

•	Class II directors: Alexis Lê-Quôc and Michael Callahan, whose terms will expire at the annual meeting of stockholders to be held in 2021; and

•	Class III directors: Julie Richardson and Matthew Jacobson, whose terms will expire at the annual meeting of stockholders to be held in 2022.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Datadog.

Each of Mr. Pomel, Mr. Ittycheria and Mr. Shah is currently a member of our board of directors, was previously elected by the stockholders and has been nominated for reelection to serve as a Class I director. Each of these nominees has agreed to stand for reelection at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2023 and until his successor has been duly elected, or if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us.

Our nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, diversity and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the committee views as critical to effective functioning of the board. To provide a mix of experience and perspective on the board, the committee also takes into account geographic, gender, and ethnic diversity. The biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or director nominee that led the committee to believe that that nominee should continue to serve on the board. However, each of the members of the committee may have a variety of reasons why a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH CLASS I DIRECTOR NOMINEE NAMED ABOVE.

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS

The following table sets forth, for the Class I nominees and our other directors who will continue in office after the Annual Meeting, their ages and position or office held with us as of the date of this proxy statement:

Name	Age	Principal Occupation/Position
Class I director nominees for election at the 2020 Annual Meeting of Stockholders
Olivier Pomel	43	Chief Executive Officer, Co-Founder and Director
Dev Ittycheria	53	Director
Shardul Shah	37	Director

Class II directors continuing in office until the 2021 Annual Meeting of Stockholders
Alexis Lê-Quôc	45	President, Chief Technology Officer, Co-Founder and Director
Michael Callahan	50	Director

Class III directors continuing in office until the 2022 Annual Meeting of Stockholders
Matthew Jacobson	36	Director
Julie Richardson	57	Director

Set forth below is biographical information for the director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.

Nominees for Election at the 2020 Annual Meeting of Stockholders

Olivier Pomel is one of the co-founders of our company and has served as our Chief Executive Officer and a member of our board of directors since June 2010. Prior to co-founding Datadog, Mr. Pomel was Vice President of Technology at Wireless Generation, Inc., a SaaS technology company, from 2002 until its acquisition by News Corp. in 2010. Previously, Mr. Pomel held engineering positions at a number of technology and software companies, including IBM Research. Mr. Pomel received his M.S. in Computer Science from Ecole Centrale Paris. We believe Mr. Pomel is qualified to serve as a member of our board of directors because of his experience building and leading our business and his insight into corporate matters as our Chief Executive Officer.

Dev Ittycheria has served as a member of our board of directors since February 2014. Mr. Ittycheria has served as President and Chief Executive Officer of MongoDB, Inc. and as a member of its board of directors since September 2014. Prior to joining MongoDB, Mr. Ittycheria served as a Managing Director at OpenView Venture Partners, a venture capital firm, from October 2013 to September 2014. From February 2012 to June 2013, Mr. Ittycheria served as a Venture Partner at Greylock Partners, a venture capital firm. From April 2008 to February 2010, Mr. Ittycheria served as President-Enterprise Management at BMC Software, Inc., a computer software company, which he joined in connection with its acquisition of BladeLogic, Inc., a computer software company that Mr. Ittycheria co-founded and for which he served as Chief Executive Officer. Mr. Ittycheria previously served on the board of directors of athenahealth, Inc., a public cloud-based services company, from June 2010 to February 2019; Bazaarvoice, Inc., a public software company, from January 2010 to August 2014; and AppDynamics, Inc., a private software company, from March 2011 until its acquisition by Cisco Systems, Inc. in March 2017. Mr. Ittycheria received his B.S. in Electrical Engineering from Rutgers University. We believe that Mr. Ittycheria is qualified to serve as a member of our board of directors because of his experience in building and leading high-growth businesses and his service on the boards of multiple public companies.

Shardul Shah has served as a member of our board of directors since November 2012. He is a partner at Index Ventures, a venture capital firm, where he has worked since 2008. Mr. Shah’s investment focus is primarily centered around cloud infrastructure, security and enterprise software. Mr. Shah currently serves on the board of directors of multiple private technology companies, including AttackIQ, Inc., Brightback Inc., Castle

Intelligence, Inc., Expel Inc., Gatsby, Inc. and Iterable, Inc. Mr. Shah was previously a director of Adallom Ltd. (acquired by Microsoft), FutureSimple Inc. (previously Base CRM) (acquired by Zendesk) and Lacoon Mobile Security (acquired by Check Point) and an investor in Duo Security (acquired by Cisco). Prior to Index Ventures, Mr. Shah was an associate at Summit Partners. Mr. Shah received his B.A. in Economics and Biology from the University of Chicago. We believe that Mr. Shah is qualified to serve as a member of our board of directors because of his experience in the venture capital industry and his knowledge of infrastructure, security and software.

Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders

Alexis Lê-Quôc is one of the co-founders of our company and has served as our President, Chief Technology Officer and a member of our board of directors since June 2010. Prior to co-founding Datadog, Mr. Lê-Quôc worked at Wireless Generation from March 2004 to December 2010, where he most recently served as Director of Live Operations. Previously, Mr. Lê-Quôc held engineering positions at a number of technology and software companies, including IBM Research and France Télécom S.A. Mr. Lê-Quôc received his M.S. in Computer Science from CentraleSupélec. We believe Mr. Lê-Quôc is qualified to serve as a member of our board of directors because of his experience building and leading the development of our technology and his insight into our business as our Chief Technology Officer.

Michael Callahan has served as a member of our board of directors since June 2011. Mr. Callahan served as Chief Executive Officer of Awake Security, Inc., a private cyber security company that he co-founded, from August 2014 to July 2018. From September 2011 to August 2014, Mr. Callahan was an Entrepreneur in Residence at Greylock Partners. Earlier in his career, Mr. Callahan was Chief Technologist for Enterprise NAS at Hewlett Packard from April 2007 to October 2009; Chief Technology Officer and co-founder of PolyServe, a software company, from May 2000 to April 2007; and Director of Advanced Development at Ask Jeeves, a search engine, from January 1999 to May 2000. Mr. Callahan received his A.B. in Social Studies from Harvard University and was a Rhodes Scholar and Junior Research Fellow in mathematics at the University of Oxford. We believe that Mr. Callahan is qualified to serve as a member of our board of directors because of his extensive experience in the technology industry.

Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders

Matthew Jacobson has served as a member of our board of directors since July 2019, and previously served as a board observer from December 2015 through July 2019. He is a General Partner and a Managing Director at ICONIQ Capital, an investment and venture capital firm, where he has worked since September 2013 and sits on the firm’s investment and management committees. Mr. Jacobson currently serves on the boards of a number of private technology companies, including GitLab Inc., Collibra NV, BambooHR LLC, Braze, Inc., Sprinklr Inc., Relativity ODA LLC, InVisionApp Inc. and Intercom Inc. Mr. Jacobson previously served on the board of directors of Twistlock Inc. from August 2018 to July 2019 and as a shareholder representative for Adyen NV from September 2015 to June 2018. Prior to ICONIQ Capital, Mr. Jacobson held operating roles at Groupon and investing roles at Battery Ventures and Technology Crossover Ventures. He began his career as an investment banker at Lehman Brothers. Mr. Jacobson received his B.S. in Economics with concentrations in Finance and Management from The Wharton School at the University of Pennsylvania. We believe that Mr. Jacobson is qualified to serve as a member of our board of directors because of his extensive experience in the venture capital and technology industries.

Julie G. Richardson has served as a member of our board of directors since May 2019. From November 2012 to October 2014, Ms. Richardson was a Senior Adviser to Providence Equity Partners LLC, a global asset management firm. From April 2003 to November 2012, Ms. Richardson was a Partner and Managing Director at Providence Equity, a private equity investment fund, and oversaw its New York office. Prior to Providence Equity, Ms. Richardson served as Global Head of JP Morgan’s Telecom, Media and Technology Group, and was previously a Managing Director in Merrill Lynch & Co.’s investment banking group. Ms. Richardson has served on the board of directors of VEREIT, Inc., a publicly held real estate investment operating property company, since April 2015, UBS Group AG, a publicly held financial services company, since May 2017, and Yext Inc., a technology and online brand management company, since May 2015. Ms. Richardson previously served on the boards of directors of Arconic, Inc. from 2016 to 2018 and The Hartford Financial Group from 2014 to 2020. Ms. Richardson holds a B.B.A from the University of Wisconsin-Madison. We believe that Ms. Richardson is qualified to serve as a member of our board of directors because of her investment management and financial services experience, and her extensive experience serving on public company boards.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the Nasdaq listing standards, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, and any of his or her family members, and Datadog, our senior management and our independent auditors, our board of directors has affirmatively determined that the following five directors are independent directors within the meaning of the applicable Nasdaq listing standards: Ms. Richardson and Messrs. Callahan, Ittycheria, Jacobson and Shah. In making this determination, our board of directors found that none of these directors or nominees for director had a material or other disqualifying relationship with Datadog. Messrs. Pomel and Lê -Quôc are not independent due to their positions as executive officers of Datadog.

Accordingly, a majority of our directors are independent, as required under applicable Nasdaq rules. In making this determination, our board of directors considered the applicable Nasdaq rules and the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including their beneficial ownership of our capital stock.

Board Leadership Structure

Dev Ittycheria currently serves as lead independent director of our board of directors. The primary responsibilities of the lead independent director are to: work with the Chief Executive Officer to develop board meeting schedules and agendas; provide the Chief Executive Officer feedback on the quality, quantity and timeliness of the information provided to the board; develop the agenda for and moderate executive sessions of the independent members of the board; preside over board meetings; act as principal liaison between the independent members of the board and the Chief Executive Officer; and convene meetings of the independent directors as appropriate. Accordingly, the lead independent director has substantial ability to shape the work of the board. We believe that having a lead independent director supports the board in its oversight of the business and affairs of Datadog. In addition, we believe that having a lead independent director creates an environment that is conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of Datadog and its stockholders. As a result, Datadog believes that having a lead independent director can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.

While our full board of directors has overall responsibility for risk oversight, it has delegated oversight of certain risks to its committees. Our audit committee monitors our major financial and security risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee oversees our major corporate governance risks, including through monitoring the effectiveness of our Corporate Governance Guidelines.

In connection with its reviews of the operations of our business, our full board of directors addresses the primary risks associated with our business including, for example, strategic planning and cybersecurity. Our board of directors appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In particular, our board of directors is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents on Datadog. Further, our board of directors has been closely monitoring the rapidly evolving COVID-19 pandemic, its potential effects on our business, and risk mitigation strategies.

At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.

Meetings of the Board of Directors and its Committees

Our board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met six times during our last fiscal year. The audit committee met two times during our last fiscal year. The compensation committee met one time during our last fiscal year. The nominating and corporate governance committee did not meet during our last fiscal year. During our last fiscal year, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served. We encourage our directors and nominees for director to attend our Annual Meeting of stockholders.

Information Regarding Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. Our board of directors has adopted a written charter for each of our committees, which are available to stockholders on our investor relations website at investors.datadoghq.com.

The following table provides membership information for fiscal 2019 for each of the committees of our board of directors:

Name	Audit		Compensation		Nominating and Corporate Governance
Olivier Pomel
Alexis Lê-Quôc
Michael Callahan			X	*
Matthew Jacobson	X				X	*
Dev Ittycheria			X		X
Julie Richardson	X	*	X
Shardul Shah	X				X

*	Committee Chairperson

Our board of directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Below is a description of each committee of our board of directors.

Audit Committee

The audit committee of our board of directors consists of Ms. Richardson and Messrs. Jacobson and Shah. Ms. Richardson is the chair of the audit committee.

Our board of directors reviews the Nasdaq listing standards definition of independence for audit committee members on an annual basis and has determined that each member of the audit committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our board of directors has also determined that Ms. Richardson, the chair of the audit committee, is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The principal duties and responsibilities of our audit committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with our management. The audit committee has also reviewed and discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with

Deloitte & Touche LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and filed with the SEC.

Members of the Audit Committee

Julie Richardson, Chairperson

Matthew Jacobson

Shardul Shah

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Datadog under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The compensation committee of our board of directors consists of Messrs. Callahan and Ittycheria and Ms. Richardson. Mr. Callahan is the chair of the compensation committee.

Our board of directors reviews the Nasdaq listing standards definition of independence for compensation committee members on an annual basis and has determined that each member of the compensation committee satisfies the independence requirements under Nasdaq listing standards and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The compensation committee acts on behalf of our board of directors to review, oversee and approve (or make recommendations to our board of directors for approval of) our compensation strategy, policies, plans and programs, including:

•	approving the retention of compensation consultants and outside service providers and advisors;

•

reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering any equity and non-equity incentive plans;

•	reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;

•	reviewing and evaluating succession plans for the executive officers;

•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Compensation Committee Processes and Procedures

The compensation committee generally meets quarterly and with greater frequency if necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the compensation committee, in consultation with management. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.

The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of Datadog. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon the adviser’s independence, the compensation committee engaged Compensia, Inc. (“Compensia”) as compensation consultants. The compensation committee requested that Compensia:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Compensia was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia ultimately developed recommendations that were presented to the compensation committee for its consideration.

Generally, the compensation committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by our Chief Executive Officer. The evaluation of our Chief Executive Officer’s performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors consists of Messrs. Jacobson, Ittycheria and Shah. Mr. Shah is the chair of the nominating and corporate governance committee.

Our board of directors reviews the Nasdaq listing standards definition of independence on an annual basis and has determined that each member of the nominating and corporate governance committee satisfies the independence requirements under Nasdaq listing standards.

The principal duties and responsibilities of our nominating and corporate governance committee include, among other things:

•	identifying, evaluating, and selecting, or recommending that our board of directors approve, nominees for election to our board of directors and its committees;

•	approving the retention of director search firms;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	overseeing periodic evaluations of the board’s performance.

The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of Datadog and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity (including gender, racial and ethnic diversity), skills and such other factors as it deems appropriate, given the current needs of the board of directors and our business, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to Datadog during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.

Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our amended and restated bylaws, which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors should do so by delivering a written recommendation to our nominating and corporate governance committee at 620 8th Avenue, 45th Floor, New York, New York 10018, Attention: Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders.

Each submission must include, among other things, the name, age, business address and residence address of the proposed candidate, the principal occupation or employment of the proposed candidate, details of the proposed candidate’s ownership of our capital stock, a description of the proposed candidate’s business experience for at least the last five years, and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

If, rather than submitting a candidate to the nominating and corporate governance committee for consideration, you wish to formally nominate a director pursuant to proxy materials that you will prepare and file with the SEC, please see the deadline described in “When are stockholder proposals due for next year’s annual meeting?” above and refer to our amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.

Stockholder Communications With The Board Of Directors

Our board of directors has adopted a formal process by which stockholders may communicate with the board or any of its directors. Stockholders and other interested parties wishing to communicate with the board or an individual director may send a written communication c/o Datadog, Inc., 620 8th Avenue, 45th Floor, New York, New York, 10018, Attn: Secretary. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party. Each communication will be reviewed by the Secretary to determine whether it is appropriate for presentation to the board or such director. Examples of inappropriate communications include product complaints, product inquiries, new product suggestions, resumes or job inquiries, surveys, solicitations or advertisements, or hostile communications.

Communications determined by the Secretary to be appropriate for presentation to the board or such director will be submitted to the board or such director on a periodic basis. Communications determined by the Secretary to be inappropriate for presentation will still be made available to any non-management director upon such director’s request.

Code of Business Conduct and Ethics

Our board of directors has adopted the Datadog, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at investors.datadoghq.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

Our board of directors has adopted the Datadog, Inc. Corporate Governance Guidelines for the conduct and operation of the board in order to give directors a flexible framework for effectively pursuing our objectives for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and management succession planning and board committees and compensation. The Corporate Governance Guidelines may be viewed on our website at investors.datadoghq.com.

Prohibition on Hedging, Short Sales and Pledging

Our board of directors has adopted an insider trading policy, which prohibits hedging or monetization transactions with respect to our Class A common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, purchasing our Class A common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan.

PROPOSAL 2

RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 2016. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or law require stockholders ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Datadog and our stockholders.

The affirmative vote of the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us by Deloitte & Touche LLP for the periods set forth below.

	Fiscal Year Ended
	2019	2018
	(in thousands)
Audit Fees(1)	$2,213	$830
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,213	$830

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The audit fees also include fees for professional services provided in connection with our initial public offering incurred during the fiscal year ended December 31, 2019, including comfort letters, consents, and review of documents filed with the SEC and with our Registration Statement on Form S-8 filed during the third fiscal quarter.

All fees described above were pre-approved by the audit committee.

Pre-Approval Policies and Procedures

The audit committee approves all audit and non-audit related services that our independent registered public accounting firm provides to us before the engagement begins. Pre-approval may be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

.

EXECUTIVE OFFICERS

The following table sets forth, for our executive officers, their ages and position held with us as of the date of this proxy statement:

Name	Age	Principal Position
Olivier Pomel	43	Chief Executive Officer, Co-Founder and Director
Alexis Lê-Quôc	45	President, Chief Technology Officer, Co-Founder and Director
Amit Agarwal	46	Chief Product Officer
David Obstler	60	Chief Financial Officer
Dan Fougere	49	Chief Revenue Officer
Laszlo Kopits	54	General Counsel and Secretary
Armelle de Madre	49	Chief People Officer

Biographical information for Olivier Pomel and Alexis Lê-Quôc is included above with the director biographies under the caption “Information Regarding Director Nominees and Current Directors.”

Amit Agarwal has served as our Chief Product Officer since April 2012. Prior to Datadog, Mr. Agarwal held senior product management and engineering positions at a number of software companies, including Quest Software and IBM. Mr. Agarwal received his M.B.A. in General Management from York University and his M.S. in Computer Science from Dalhousie University.

David Obstler has served as our Chief Financial Officer since November 2018. Prior to joining us, Mr. Obstler held Chief Financial Officer positions at a number of other companies including TravelClick, Inc., a hospitality technology company, where he served from September 2014 to October 2018, OpenLink Financial LLC, a financial services software provider, where he served from November 2012 to July 2014, MSCI Inc., a financial index and investment management software company, where he served from June 2010 to September 2012, and Risk Metrics Group, Inc., a risk management and corporate governance service provider, where he served from January 2005 to June 2010. Earlier in his career, Mr. Obstler held various investment banking positions at J.P. Morgan, Lehman Brothers and Goldman Sachs. Mr. Obstler received his M.B.A. from Harvard Business School and his B.A. from Yale University.

Dan Fougere has served as our Chief Revenue Officer since February 2017. Prior to joining us, Mr. Fougere held various roles at Medallia, Inc., a SaaS-based customer feedback company, including Head of Global Sales from September 2016 to January 2017 and Vice President of Sales from April 2012 to August 2016. From April 2008 to April 2012, Mr. Fougere was Area Director at BMC Software, Inc., an information technology and services company. Earlier in his career, Mr. Fougere held sales positions at various technology companies including Actuate Corporation, BladeLogic Server Automation and Parametric Technology Corp. Mr. Fougere received his B.S. in Mechanical Engineering from Rensselaer Polytechnic Institute.

Laszlo Kopits has served as our General Counsel since January 2018, and prior to that as our Deputy General Counsel from February 2017. Mr. Kopits served as a Director of Fluence Learning, LLC, an education technology company producing instructional assessment content and technology, from April 2016 to August 2017. Previously, Mr. Kopits worked at Wireless Generation and, after its acquisition by News Corp., Amplify Education, Inc., where he served as General Counsel from January 2006 to December 2015, and most recently as Executive Vice President. Earlier in his career, Mr. Kopits held legal positions at Thomson Reuters Corp. and Weil Gotshal & Manges LLP. Mr. Kopits received his J.D. from Stanford Law School and his M.A. in International Relations from Johns Hopkins University.

Armelle de Madre has served as our Chief People Officer since September 2019. Prior to joining us, Ms. de Madre held various roles at Arkadin Cloud Communications, a provider of cloud communication services, including Chief People Officer from April 2017 to August 2019, Vice President of Human Resources for Europe, the Middle East and Africa from January 2011 to November 2015 and Vice President of Marketing for Europe, the Middle East and Africa from December 2015 to March 2017. Prior to Arkadin, Ms. de Madre was a Strategy and Social Innovation Director at Schneider Electric France SAS, an electrical equipment company, from June 2010 to January 2011. Ms. de Madre began her career at Renault-Nissan Alliance, where she held multiple positions from 1993 through 2009. Ms. de Madre received her B.A. in Economics from the Columbia University and her Masters from HEC Paris.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, for the fiscal year ended December 31, 2019 were:

•	Olivier Pomel, our Chief Executive Officer and Co-Founder;

•	Alexis Lê-Quôc, our President, Chief Technology Officer and Co-Founder; and

•	Amit Agarwal, our Chief Product Officer.

2019 Summary Compensation Table

The following table shows for the fiscal years ended 2019 and 2018, compensation awarded to or paid to, or earned by, our named executive officers.

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Olivier Pomel	2019	$300,000	$18,125,700	$151,873	$300	$18,577,873
Chief Executive Officer and Co-Founder	2018	300,000	—	147,791	240	448,031

Alexis Lê-Quôc	2019	300,000	10,875,420	151,873	450	11,327,743
President, Chief Technology Officer and Co-Founder	2018	300,000	—	147,791	245	448,036

Amit Agarwal(4)	2019	350,000	10,841,400	227,809	450	11,419,659
Chief Product Officer

(1)

Amounts reported represent the aggregate grant date fair value of stock options granted to our executive officers under our 2012 Equity Incentive Plan (the “2012 Plan”), computed in accordance with Financial Accounting Standard Board Accounting Standards Codification, Topic 718 (“ASC Topic 718”), excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in the Annual Report. This amount does not reflect the actual economic value that may be realized by the executive officer.

(2)	Amounts shown represent the executive officers’ total bonuses earned for 2019 and 2018, as applicable, based on the achievement of company performance goals as determined by our board of directors.
(3)	Amounts shown represent life insurance premiums paid by us on behalf of the executive officer.
(4)	Mr. Agarwal was not a named executive officer for 2018 and, as a result, his compensation information for that year has been omitted.

Outstanding Equity Awards as of December 31, 2019

The following table shows sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2019.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Olivier Pomel	10/27/2015	4,507,200	—		$0.3067	10/26/2025
	10/25/2017	891,000	405,000	(2)	0.9092	10/24/2027
	7/19/2019	1,500,000	—	(3)	10.7400	7/18/2029

Alexis Lê-Quôc	10/27/2015	4,507,200	—		$0.3067	10/26/2025
	10/25/2017	891,000	405,000	(4)	0.9092	10/24/2027
	7/19/2019	900,000	—	(5)	10.7400	7/18/2029

Amit Agarwal	10/25/2017	540,000	—	(6)	0.9092	10/24/2027
	7/19/2019	900,000	—	(7)	10.7400	7/18/2029

(1)	All option awards listed in this table were granted pursuant to the 2012 Plan.
(2)

25% of the shares underlying this option vested on March 1, 2018, with the remaining shares vesting in equal monthly installments over the next three years, subject to the executive officer’s continuous service through each such vesting date.

(3)

1/36th of the shares underlying this option vest on September 23, 2020. Thereafter, 1/36th of the shares underlying this option vest monthly on the 23rd day in each month. In addition, the grant agreement provides for an “early exercise” feature subject to our right to repurchase unvested shares upon Mr. Pomel’s termination from employment or service relationship with Datadog for any reason.

(4)

25% of the shares underlying this option vested on March 1, 2018, with the remaining shares vesting in equal monthly installments over the next three years, subject to the executive officer’s continuous service through each such vesting date.

(5)

1/36th of the shares underlying this option vest on September 23, 2020. Thereafter, 1/36th of the shares underlying this option vest monthly on the 23rd day in each month. In addition, the grant agreement provides for an “early exercise” feature subject to our right to repurchase unvested shares upon Mr. Lê-Quôc’s termination from employment or service relationship with Datadog for any reason.

(6)

25% of the shares underlying this option vested on March 1, 2018, with the remaining shares vesting in equal monthly installments over the next three years, subject to the executive officer’s continuous service through each such vesting date. In addition, the grant agreement provides for an “early exercise” feature subject to our right to repurchase unvested shares upon Mr. Agarwal’s termination from employment or service relationship with Datadog for any reason.

(7)

15% of the shares underlying this option vest on September 23, 2020. Thereafter, the remaining 85% of the shares underlying this option vest monthly in 35 equal installments on the 23rd day in each month. In addition, the grant agreement provides for an “early exercise” feature subject to our right to repurchase unvested shares upon Mr. Agarwal’s termination from employment or service relationship with Datadog for any reason.

Employment Arrangements

We have entered into offer letters with each of our named executive officers, the terms of which are described below. Each of our named executive officers has also executed our standard form of proprietary information and inventions agreement.

Olivier Pomel. In 2011, we entered into an offer letter with Olivier Pomel, our Chief Executive Officer. The offer letter has no specific term and provides for at-will employment. Mr. Pomel’s base salary for 2019 was $300,000, which was increased to $375,000 effective as of March 1, 2020.

Alexis Lê-Quôc. In 2011, we entered into an offer letter with Alexis Lê-Quôc, our Chief Technology Officer. The offer letter has no specific term and provides for at-will employment. Mr. Lê-Quôc’s annual base salary for 2019 was $300,000, which was increased to $375,000 effective as of March 1, 2020.

Amit Agarwal. In 2012, we entered into an offer letter with Amit Agarwal, our Chief Product Officer. The offer letter has no specific term and provides for at-will employment. Mr. Agarwal’s base salary for 2019 was $350,000, which was increased to $375,000 effective as of March 1, 2020.

Executive Severance Agreements

We have entered into an executive severance agreement with each of our named executive officers. The agreements provide that upon a termination by us without “cause” or by the executive due to “good reason” (each as defined in the agreement), the executive will receive a lump sum payment equal to the sum of six months of base salary and 50% of the executive’s target bonus, as well as continued payment of COBRA premiums for six months (or, if earlier, until the date that the executive is eligible for substantially equivalent coverage under a subsequent employer’s plan). If such termination of employment occurs within three months prior to, or 12 months following, a “change in control” (as defined in the agreement), the executive will instead receive a lump sum payment equal to the sum of 12 months of base salary and 100% of the executive’s target bonus, as well as continued payment of COBRA premiums for 12 months (or, if earlier, when the executive is eligible for substantially equivalent coverage under a subsequent employer’s plan), and will also receive 100% vesting of equity awards. However, performance-based equity awards will not be subject to this acceleration, and awards granted prior to the completion of our initial public offering are subject to this acceleration only to the extent more favorable than the existing terms of such awards.

401(k) Plan

We maintain a defined contribution retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). We have the ability to make discretionary contributions to the 401(k) plan. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Limitations of Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law and provide that we may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2019. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	37,031,861	$2.96	38,454,237
Equity plans not approved by stockholders	—	—	—

(1)

Includes the 2012 Plan and the 2019 Equity Incentive Plan (the “2019 Plan”), but does not include future rights to purchase Class A common stock under our 2019 Employee Stock Purchase Plan (“2019 ESPP”), which depend on a number of factors described in our 2019 ESPP and will not be determined until the end of the applicable purchase period.

(2)	The weighted-average exercise price excludes any outstanding restricted stock unit awards, which have no exercise price.
(3)

Includes the 2012 Plan and 2019 ESPP. Stock options or other stock awards granted under the 2012 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2019 Plan.

The 2019 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to 5% of the total number of shares of capital stock outstanding on December 31st of the preceding year; or such lesser number of shares of Class A common stock as determined by our board of directors prior to January 1st of a given year. In addition, the 2019 ESPP provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each year for a period of up to ten years commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the lesser of (i) 1% of the total number of shares of capital stock outstanding on December 31st of the preceding year, and (ii) 10,087,500 shares of Class A common stock; or such lesser number of shares of Class A common stock as determined by our board of directors prior to January 1st of a given year.

Accordingly, on January 1, 2020, the number of shares of Class A common stock available for issuance under the 2019 Plan and the 2019 ESPP increased by 14,819,347 shares and 2,963,869 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
Michael Callahan	$12,326	$—	$12,326
Dev Ittycheria	15,688	—	15,688
Matthew Jacobson(3)(4)	—	—	—
Julie Richardson(5)	15,968	678,135	694,103
Shardul Shah(4)	—	—	—
Kirill Sheynkman(6)	—	—	—

(1)

Amounts reported represent the aggregate grant date fair value of stock options granted to our directors during 2019 under our 2012 Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in the Annual Report. This amount does not reflect the actual economic value that may be realized by the non-employee director.

(2)	As of December 31, 2019, the aggregate number of shares underlying outstanding options and restricted stock unit awards held by each of our non-employee directors was as follows:

Name	Number of Shares Underlying Options	Number of Restricted Stock Units
Michael Callahan	7,932	3,658
Dev Ittycheria	240,000	—
Matthew Jacobson	—	—
Julie Richardson	150,000	—
Shardul Shah	—	—
Kirill Sheynkman	—	—

(3)	Mr. Jacobson joined our board of directors in July 2019.
(4)	Mr. Jacobson and Mr. Shah have waived any compensation payable under our non-employee director compensation policy described below.
(5)

Ms. Richardson joined our board of directors in May 2019. We granted her an option to purchase 150,000 shares of Class B common stock on June 12, 2019 at an exercise price of $7.9567. This option vests as to 25% on June 11, 2020 and in equal monthly installments thereafter over three years.

(6)	Mr. Sheynkman resigned from our board of directors in July 2019.

Each of Mr. Pomel, our co-founder and Chief Executive Officer, and Mr. Lê-Quôc, our co-founder, President and Chief Technology Officer, is also a member of our board of directors but does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by these executive officers.

Non-Employee Director Compensation Policy

Under our Non-Employee Director Compensation Policy, each of our non-employee directors is eligible to receive compensation for service on our board of directors and committees of our board of directors as set forth below.

Cash Compensation

The Non-Employee Director Compensation Policy provides our non-employee directors with the following cash compensation for their services:

•	$30,000 per year for each non-employee director;

•	$45,000 per year for the lead non-employee director (if applicable) in lieu of the annual amount above;

•	$20,000 per year for chair of the audit committee or $10,000 per year for each other member of the audit committee;

•	$14,000 per year for chair of the compensation committee or $7,000 per year for each other member of the compensation committee; and

•	$7,500 per year for chair of the nominating and corporate governance committee or $4,000 per year for each other member of the nominating and corporate governance committee.

The cash compensation above is payable to our eligible non-employee directors in equal quarterly installments in arrears, prorated for any partial quarter of service.

Equity Compensation

In addition to the cash compensation structure described above, the Non-Employee Director Compensation Policy provides for the following equity incentive compensation program for non-employee directors. All such equity compensation will be granted under the 2019 Plan or any successor equity plan.

Retainer Grant. Each non-employee director may elect to convert his or her cash compensation under the Policy into an award of restricted stock units (the “retainer grant”). If a non-employee director timely makes this election, each such retainer grant will be automatically granted on the first business day following the date the corresponding cash compensation otherwise would be paid under the policy. Each retainer grant will cover a number of shares of our Class A common stock equal to (A) the aggregate amount of the corresponding cash compensation otherwise payable to the non-employee director divided by (B) the closing sales price per share of our Class A common stock on the date the corresponding cash compensation otherwise would be paid (or, if such date is not a business day, on the first business day thereafter), rounded down to the nearest whole share. In addition, each retainer grant will be fully vested on the grant date.

Initial Grant. Each non-employee director who joins our board of directors will automatically, upon the date of his or her initial election or appointment to be a non-employee director (or, if such date is not a business day, on the first business day thereafter), be granted a one-time, initial restricted stock unit award (the “initial grant”), covering a number of shares of our Class A common stock equal to (A) $350,000 divided by (B) the closing sales price per share of our Class A common stock on the applicable grant date, rounded down to the nearest whole share. Each initial grant will vest in three equal annual installments over the three-year period following the grant date, subject to continued service through each applicable vesting date.

Delayed Incumbent Director Grant. Each person who served as a non-employee director through the six-month period ending on the date of the execution of the underwriting agreement related to our initial public offering and held one or more outstanding and unvested equity awards on the last day of such period (an “existing equity award”) was automatically granted a restricted stock unit award (the “delayed incumbent director grant”) on the date immediately following the date that all of the existing equity awards held by the applicable non-employee director became fully vested (or, if such date was not a business day, the first business day thereafter). Each delayed incumbent director grant covered a number of shares of our Class A common stock equal to (A) $175,000 multiplied by the fraction obtained by dividing (1) the total number of days following the date that all of the existing equity awards held by the applicable non-employee director had become fully vested through and including May 31, 2020 by (2) 365 days, divided by (B) the initial per share price to the public of our Class A common stock, rounded down to the nearest whole share. Each delayed incumbent director grant will vest on the earlier of May 31, 2020 or the date of our next annual stockholder meeting following the grant date, subject to continued service through the vesting date.

Annual Grant. On the date of each annual meeting of our stockholders, each person who is then a non-employee director of ours will automatically be granted an annual restricted stock unit award (the “annual grant”), covering a number of shares of our Class A common stock equal to (A) $175,000 divided by (B) the closing sales price per share of our Class A common stock on the date of the applicable annual stockholder meeting (or, if such date is not a business day, the first business day thereafter). Each annual grant will vest on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting following the award’s grant date, subject to continued service through the vesting date.

Each non-employee director’s then-outstanding equity awards granted under the policy (and any other then-outstanding equity awards held by the non-employee director that were outstanding and unvested immediately prior to the date of the execution of the underwriting agreement related to our initial public offering) will become fully vested upon a change in control (as defined in our 2019 Plan), subject to the non-employee director remaining in continuous service until immediately prior to the closing of the change in control.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2020 by:

•	each person or entity known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 153,495,803 shares of Class A common stock and 145,238,917 shares of Class B common stock outstanding as of March 31, 2020. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of March 31, 2020. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Datadog, Inc., 620 8th Avenue, 45th Floor, New York, New York 10018.

	Beneficial Ownership
	Class A Common Stock			Class B Common Stock		% of Total Voting Power†
Beneficial Owner	Number of Shares	%		Number of Shares	%
5% Stockholders:
Entities associated with Index Ventures(1)	1	*	%	40,793,809	28.1%	25.4%
Entities associated with ICONIQ Strategic Partners(2)	2,124,305	1.4		27,078,868	18.6	17.0
Enfield Investments Holdings Corp.(3)	10,872,260	7.1		7,370,681	5.1	5.3
Entities associated with T. Rowe Price Associates(4)	18,127,784	11.8		—	—	1.1
Directors and Named Executive Officers:
Olivier Pomel(5)	—	—		39,192,054	25.7	23.4
Alexis Lê-Quôc(6)	—	—		24,645,864	16.2	14.8
Amit Agarwal(7)	25,000	*		7,589,340	5.2	4.7
Michael Callahan(8)	47,521	*		878,017	*	*
Dev Ittycheria(9)	1,826,920	1.2		111,951	*	*
Matthew Jacobson(10)	2,191	*		—	—	*
Julie Richardson	—	—		—	—	—
Shardul Shah	92,819	*		—	—	*
All executive officers and directors as a group (12 persons)(11)	2,219,700	1.4		75,638,754	46.4	42.6

*	Less than one percent.
†

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(1)

Based solely on Schedule 13G filed on February 14, 2020 and Form 4s filed subsequent to that date, in each case, by entities associated with Index Ventures. Consists of (a) 1 share of Class A common stock and 29,673,249 shares of Class B common stock held by Index Ventures VI (Jersey), L.P., (b) 9,986,351 shares of Class B common stock held by Index Ventures Growth III (Jersey), L.P., (c) 598,959 shares of Class B common stock held by Index Ventures VI Parallel Entrepreneur Fund (Jersey), L.P., and (d) 535,250 shares of Class B common stock held by Yucca (Jersey) SLP. Index Venture Associates VI Limited is the managing general partner of Index Ventures VI (Jersey), L.P. and Index Ventures VI Parallel Entrepreneur Fund (Jersey), L.P., Index Venture Growth Associates III Limited is the managing general partner of Index Ventures Growth III (Jersey) L.P. which limited partnerships (“the Funds”) together with Yucca (Jersey) SLP are the Index Venture Entities. Yucca (Jersey) SLP is the administrator of the Index co-investment vehicles that are contractually required to mirror the relevant Funds’ investment. The address of each of these entities is 5th Floor, 44 Esplanade, St Helier, Jersey JE1 3FG, Channel Islands, except for Yucca (Jersey) SLP (Index Ventures co-investment scheme), the address of which is 44 Esplanade, St. Helier, Jersey JE4 9WG.

(2)

Based solely on Schedule 13G filed on February 14, 2020 and Form 4s filed subsequent to that date, in each case, by entities associated with ICONIQ Strategic Partners. Consists of (a) 732,237 shares of Class A common stock and 9,902,325 shares of Class B common stock held by ICONIQ Strategic Partners II, L.P. (“ICONIQ II”), (b) 573,192 shares of Class A common stock and 7,751,509 shares of Class B common stock held by ICONIQ Strategic Partners II-B, L.P. (“ICONIQ II-B”), (c) 261,668 shares of Class A common stock and 3,604,521 shares of Class B common stock held by ICONIQ Strategic Partners II Co-Invest, L.P., DD Series (“ICONIQ DD”), (d) 408,849 shares of Class B common stock held by ICONIQ Strategic Partners III, L.P. (“ICONIQ III”), (e) 436,857 shares of Class B common stock held by ICONIQ Strategic Partners III-B, L.P. (“ICONIQ III-B”), (f) 199,500 shares of Class A common stock and 1,890,426 shares of Class B common stock held by ICONIQ Strategic Partners IV, L.P. (“ICONIQ IV”), (g) 325,500 shares of Class A common stock and 3,084,381 shares of Class B common stock held by ICONIQ Strategic Partners IV-B, L.P. (“ICONIQ IV-B”), (h) 16,104 shares of Class A common stock held by Divesh Makan through various family trust(s) he controls and (i) 16,104 shares of Class A common stock held by William Griffith through various family trust(s) he controls. ICONIQ II, ICONIQ II-B, ICONIQ DD, ICONIQ III, ICONIQ III-B, ICONIQ IV and ICONIQ IV-B are the ICONIQ Entities. ICONIQ Strategic Partners II GP, L.P., or ICONIQ GP II, is the general partner of ICONIQ II, ICONIQ II-B and ICONIQ DD. ICONIQ Strategic Partners II TT GP, Ltd., or ICONIQ Parent GP II, is the general partner of ICONIQ GP II. ICONIQ Strategic Partners III GP, L.P., or ICONIQ GP III, is the general partner of ICONIQ III and ICONIQ III-B. ICONIQ Strategic Partners III TT GP, Ltd., or ICONIQ Parent GP III, is the general partner of ICONIQ GP III. ICONIQ Strategic Partners IV GP, L.P., or ICONIQ GP IV, is the general partner of ICONIQ IV and ICONIQ IV-B. ICONIQ Strategic Partners IV TT GP, Ltd., or ICONIQ Parent GP IV, is the general partner of ICONIQ GP IV. Divesh Makan and William Griffith are the sole equity holders and directors of ICONIQ Parent GP II, ICONIQ Parent GP III and ICONIQ Parent GP IV and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by the ICONIQ Entities. The address of each of these entities is 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

(3)

Based solely on Schedule 13G filed by Enfield Investments Holdings Corp. (“Enfield”) on March 23, 2020. Enfield is a wholly-owned subsidiary of LBB Foundation, whose sole beneficiary is Leonid Boguslavskiy. As a result, each of LBB Foundation and Mr. Boguslavskiy may be deemed to beneficially own the shares held directly by Enfield. The address of Enfield is 3 Afentrikas, Office 101, 6018 Larnaca, Cyprus.

(4)

Based solely on Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) and T. Rowe Price New Horizons Fund, Inc. (“T. Rowe New Horizons”) on March 10, 2020, which reported that (a) T. Rowe Price had sole voting power over 5,404,184 shares of Class A common stock and sole dispositive power over 14,486,866 shares of Class A common stock, and (b) T. Rowe New Horizons had sole voting power over 3,640,918 shares of Class A common stock. The address of each of these entities is 100 E. Pratt Street, Baltimore, MD 21202.

(5)

Consists of (a) 12,835,164 shares of Class B common stock held by Mr. Pomel, (b) 4,387,500 shares of Class B common stock held by the Olivier Pomel 2018 GRAT, (c) 525,000 shares of Class B common stock held by the Pomel Descendants’ 2018 Trust, (d) 525,000 shares of Class B common stock held by each of the Offbeat Polymath Trust and the Endearing Viceroy Trust, in each case, for which Mr. Pomel acts as trustee, (e) 7,033,200 shares of Class B common stock issuable upon the exercise of options within 60 days of March 31, 2020, and (f) 13,361,190 shares of Class B common stock over which Mr. Pomel has voting power pursuant to an irrevocable proxy granted by certain of the investors who purchased shares in the third-party tender offer conducted in March 2019. See “Transactions with Related Persons—Third-Party Tender Offer.”

(6)

Consists of (a) 13,219,695 shares of Class B common stock held by the Alexis Lê-Quôc Revocable Trust, (b) 3,417,969 shares of Class B common stock held by the Alexis Lê-Quôc 2016 GRAT, (c) 525,000 shares of Class B common stock held by each of the Offbeat Polymath Trust and the Endearing Viceroy Trust, (d) 525,000 shares of Class B common stock held by the Pomel Descendants’ 2018 Trust, for which Mr. Lê-Quôc acts as trustee, and (e) 6,433,200 shares of Class B common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(7)

Consists of (a) 25,000 shares of Class A common stock and 1,816,015 shares of Class B common stock held by Mr. Agarwal, (b) 1,936,000 shares of Class B common stock held by the Amit Agarwal 2019 GRAT, (c) 1,873,491 shares of Class B common stock held by the Amit Agarwal 2018 GRAT, (d) 523,834 shares of Class B common stock held by Mr. Agarwal’s spouse and (e) 1,440,000 shares of Class B common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(8)

Consists of (a) 27,521 shares of Class A common stock and 690,085 shares of Class B common stock held by Mr. Callahan, (b) 20,000 shares of Class A common stock and 80,000 shares of Class B common stock held by The Michael Callahan Grantor Retained Annuity Trust, (c) 100,000 shares of Class B common stock held by The Melanie Thernstrom Grantor Retained Annuity Trust, and (d) 7,932 shares of Class B common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(9)

Consists of (a) 696,031 shares of Class A common stock held by Mr. Ittycheria, (b) 1,130,889 shares of Class A common stock held by The Ittycheria Family Trust and (c) 111,951 shares of Class B common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(10)	Consists of shares held through family trust(s) that Mr. Jacobson controls.
(11)

Consists of (a) 2,219,700 shares of Class A common stock and 57,975,690 shares of Class B common stock and (b) 17,663,064 shares of Class B common stock issuable upon the exercise of options within 60 days of March 31, 2020.

TRANSACTIONS WITH RELATED PERSONS

The following is a summary of transactions since January 1, 2019 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of Class A common stock or Class B common stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Employment Arrangements and Equity Grants

We have entered into employment agreements with certain of our executive officers. For more information regarding these arrangements, see the section titled “Executive Compensation.”

We have granted equity awards to our executive officers and certain members of our board of directors. For a description of these equity awards, see the sections titled “Executive Compensation” and “Board of Directors and Corporate Governance—Director Compensation.”

Third-Party Tender Offer

In March 2019, we entered into an agreement with certain investors, including entities associated with T. Rowe Price Associates, Dragoneer Investment Group, Index Ventures, ICONIQ Capital Management and Institutional Venture Partners, pursuant to which we agreed to waive certain transfer restrictions in connection with, and assist in the administration of, a tender offer that such investors proposed to commence. In March 2019, these investors commenced a tender offer to purchase shares of our capital stock from certain of our stockholders at a price of $15.92 per share, pursuant to an offer to purchase to which we were not a party. In connection with the tender offer, and to the extent not already bound by such agreements, the investors signed a joinder to our investors’ rights agreement and our voting agreement. These investors did not receive any rights or privileges beyond those afforded to all holders of Class B common stock.

Olivier Pomel and Alexis Lê-Quôc, each of whom is a member of our board of directors, an executive officer and a beneficial holder of more than 5% of our outstanding capital stock, Kirill Sheynkman, who was a member of our board of directors at the time of the transaction, Michael Callahan, who is currently a member of our board of directors, and Laszlo Kopits, Amit Agarwal and Dan Fougere, each of whom is one of our executive officers, as well as certain of our employees, sold shares of our capital stock in the tender offer.

An aggregate of 14,366,871 shares of our capital stock were successfully tendered pursuant to the tender offer, of which Index Ventures and its affiliates collectively purchased 628,272 shares for an aggregate purchase price of approximately $10.0 million, ICONIQ Capital Management and its affiliates collectively purchased 4,974,807 shares for an aggregate purchase price of approximately $79.2 million and T. Rowe Price Associates and its affiliates collectively purchased 1,005,681 shares for an aggregate purchase price of approximately $16.0 million. Index Ventures and its affiliates are beneficial holders of more than 5% of our outstanding capital stock and Shardul Shah, a partner at Index Ventures, is a member of our board of directors. ICONIQ Capital Management and its affiliates are beneficial holders of more than 5% of our outstanding capital stock and Matthew Jacobson, a general partner and managing director at ICONIQ Capital Management, is a member of our board of directors. T. Rowe Price Associates and its affiliates are beneficial holders of more than 5% of our outstanding Class A common stock.

Directed Share Program

We closed our initial public offering in September 2019. At our request, the underwriters reserved for sale at the initial public offering price per share a certain number of shares for sale to certain of our directors, employees and other early supporters of Datadog identified by management through a directed share program. Certain of our directors and executive officers participated in the directed share program as follows:

Participant	Number of Shares Purchased	Aggregate Purchase Price
Amit Agarwal	25,000	$675,000
David Obstler	15,000	405,000
Dan Fougere	15,000	405,000
Armelle de Madre	5,000	135,000
Dev Ittycheria	25,000	675,000

Indemnification Agreements

Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law and provide that we may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

Policies and Procedures for Transactions with Related Persons

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to us via email at IR@datadoghq.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Laszlo Kopits
General Counsel and Secretary

April 24, 2020

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at investors.datadoghq.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is also available without charge upon written request to us via email at IR@datadoghq.com.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 10, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/DDOG2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 10, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.DATADOG, INC. 620 8TH AVENUE, 45TH FLOOR NEW YORK, NY 10018 D09741-P35586 DATADOG, INC. The Board of Directors recommends you vote FOR ALL of the following director nominees: 1. To elect three Class I directors, each to hold office until our Annual Meeting of Stockholders in 2023: For Withhold Nominees: !! 1a. Olivier Pomel !! 1b. Dev Ittycheria ! ! 1c. Shardul Shah The Board of Directors recommends you vote FOR the following proposal: For Against Abstain ! ! ! 2. To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. NOTE: To conduct any other business properly brought before the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D09742-P35586DATADOG, INC.Annual Meeting of StockholdersJune 11, 2020 1:00 PM, EDTThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Olivier Pomel, Alexis Le-Quec and Laszlo Kopits, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and/or Class B common stock of DATADOG, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually, via live webcast at www.virtualshareholdermeeting.com/DDOG2020, originating from New York, New York at 1:00 PM, EDT on June 11, 2020, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.Continued and to be signed on reverse side